EXHIBIT A

Paul Mueller Company
Non-Employee Director Stock Option
and Restricted Stock Plan

(Effective January 31, 2002)

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Table of Contents

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Article 1. Article 2. Article 3. Article 4. Article 5. Article 6. Article 7. Article 8. Article 9. Article 10. Article 11. Article 12. Article 13. Article 14. Article 15.

Establishment, Objectives, and Duration
Definitions
Administration
Shares Subject to the Plan and Maximum Awards
Eligibility and Participation
Stock Options
Restricted Stock
Beneficiary Designation
Deferrals
Change in Control
Amendment, Modification, and Termination
Withholding
Indemnification
Successors
Legal Construction

A - 1 A - 1 A - 4 A - 4 A - 5 A - 5 A - 7 A - 8 A - 8 A - 9 A - 9 A - 9 A - 10 A - 10 A - 10

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Paul Mueller Company

Non-Employee Director Stock Option

and Restricted Stock Plan

Article 1.    Establishment, Objectives, and Duration

1.1      Establishment of the Plan.  Paul Mueller Company, a Missouri corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Paul Mueller Company Non-Employee Director Stock Option and Restricted Stock Plan" (hereinafter referred to as the "Plan"), as set forth in this document.  The Plan permits the grant of Nonqualified Stock Options and Restricted Stock.

Subject to approval by the Company's shareholders, the Plan shall be effective as of January 31, 2002 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

1.2      Objectives of the Plan.  The objectives of the Plan are to: (i) attract and retain highly-qualified members of the Board of Directors, (ii) enable Directors to develop and maintain stock ownership positions in the Company, and (iii) provide incentives to Directors to contribute to the success of the Company.

1.3      Duration of the Plan.  The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 11 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.  However, in no event may an Award be granted under the Plan on or after January 31, 2012.  Awards granted prior thereto, however, may extend beyond such date and the provisions of the Plan shall continue to apply thereto.

Article 2.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1      "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options or Restricted Stock.

2.2      "Award Agreement" means an agreement entered into by the Company and a Participant evidencing and setting forth the terms and provisions applicable to an Award granted under this Plan, in such form as the Board may, from time to time, approve.

2.3      "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4      "Board" or "Board of Directors" means the Board of Directors of the Company.

2.5      "Change in Control" of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a)       Any Person (other than the Company or any Subsidiary, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

(b)       During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(c)       The stockholders of the Company approve a plan of complete liquidation of the Company; or

(d)       The consummation of: (i) the sale or disposition of all or substantially all of the Company's assets; or (ii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a "Change in Control" be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction.  A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

Notwithstanding the foregoing, no change in control shall be deemed to have occurred as the result of an acquisition of Shares by the Company which, by reducing the number of Shares outstanding, increases the proportionate number of Shares beneficially owned by any Person to 20% or more of the Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Shares then outstanding by reason of Share purchases by the Company and shall, after such Share purchases by the Company, become the Beneficial Owner of any additional Shares, then a Change in Control shall be deemed to have occurred.

2.6      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.7      "Company" means Paul Mueller Company, a Missouri corporation, as well as any successor to the Company as provided in Article 14 herein.

2.8      "Director" means any individual who is a member of the Board of Directors of the Company.

2.9      "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan.

2.10    "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

2.11    "Employee" means any employee of the Company or its Subsidiaries.  For purposes of the Plan, an individual whose only employment relationship with the Company is as a Director shall not be deemed to be an Employee.

2.12    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

2.13    "Fair Market Value" means the closing sale price of the Shares as reported on the NASDAQ interdealer quotation system or, if applicable, the exchange on which the Shares are traded, or if there is no such sale on such system or exchange on the relevant date, then on the last previous day on which a sale was reported.

2.14    "Non-Employee Director" means a Director who is not also an Employee.

2.15    "Nonqualified Stock Option" or "Option" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.16    "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.17    "Participant" means a Non-Employee Director who has an outstanding Award granted under the Plan.

2.18    "Period of Restriction" means the period during which the transfer of Restricted Stock is limited in some way (based on the passage of time, or upon the occurrence of other events as determined by the Board, at its discretion), and the Restricted Stock is subject to a substantial risk of forfeiture, as provided in Article 7 herein.

2.19    "Restricted Stock" means Shares granted to a Participant that are subject to certain restrictions, as provided in Article 7 herein.

2.20    "Shares" means the shares of Common Stock of the Company.

2.21    "Subsidiary" means any corporation, limited liability company, partnership, joint venture, affiliate, or other entity in which the Company, directly or indirectly, has a majority voting interest.

Article 3.    Administration

3.1      The Board.  The Plan shall be administered by the Board.  The Board shall have the authority to delegate administrative duties to officers or employees of the Company.

3.2      Administration of the Board.  The Board shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions.  In addition, the Board shall have the power to determine Plan eligibility, to determine the number, the value, the vesting period, the Period of Restriction, the timing, and other terms and conditions of Options and Restricted Stock to be granted under the Plan.  The Board shall also have full power to: construe and interpret the Plan and any agreement or instrument entered into under the Plan, including but not limited to, Award Agreements; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 11 herein) amend the terms and conditions of any Option and Restricted Stock granted hereunder.  Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3      Decision Binding.  All determinations and decisions made by the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

Article 4.    Shares Subject to the Plan and Maximum Awards

4.1      Number of Shares Available for Grants.  Subject to adjustment as provided in Section 4.3 herein, the number of Shares hereby reserved for issuance under the Plan shall be Sixty Thousand (60,000).  Shares issued pursuant to the Plan may be either authorized and unissued Shares or issued Shares which have been reacquired by the Company, or any combination thereof.

4.2      Lapsed Awards.  If any Award granted under this Plan expires or lapses or is canceled, surrendered, forfeited, or terminated for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.

4.3      Adjustments in Authorized Shares.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1 herein, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5.    Eligibility and Participation

5.1      Eligibility.  Persons eligible to participate in the Plan are limited to Non-Employee Directors who are serving on the Board on the date of a grant under the Plan.

5.2      Actual Participation.  Subject to the provisions of the Plan, the Board from time to time, shall, in its discretion, select from all Non-Employee Directors those to whom Awards shall be granted and shall determine the nature and amount and other terms and conditions of each Award.

Article 6.    Stock Options

6.1      Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Non-Employee Directors in such number, and upon such terms and conditions, and at any time and from time to time, as shall be determined by the Board in its discretion.

6.2      Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine.

6.3      Option Price.  Unless otherwise designated by the Board at the time of grant, the Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4      Duration of Options.  Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that unless otherwise designated by the Board at the time of grant, no Option shall be exercisable later than the tenth anniversary date of its grant.  Any Option not exercised within these time periods shall automatically terminate at the expiration of such period.

6.5      Exercise of Options.  Subject to the other provisions of this Article 6, options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6      Notice of Exercise and Payment.  Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b).

The Board also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7      Restrictions on Share Transferability.  The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8      Nontransferability of Options.  Except as otherwise determined by the Board and provided in a Participant's Award Agreement, no Option granted under the Plan or any rights with respect thereto shall be subject to any debts or liabilities of a Participant, nor be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and all Options granted under this Article 6 shall be exercisable during a Participant's lifetime only by such Participant.  Notwithstanding the foregoing, except as otherwise determined by the Board and provided in a Participant's Award Agreement, any Option granted under the Plan may be transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for the benefit of such family members.

6.9      Termination of Directorship.  Unless otherwise designated by the Board, all unvested Options will be forfeited upon termination of service from the Board for any reason.

Unless otherwise designated by the Board, in the event of death or Disability of a Participant, all vested Options held by such Participant shall remain exercisable at any time prior to such Option's expiration date, or for one (1) year after the date of death or the date of Disability as determined by the Board, whichever period is shorter, by the Participant or such person or persons that have acquired the Participant's rights under the Option by designation of beneficiary or by will or by the laws of descent and distribution.  For reasons other than death or Disability, all vested Options shall remain exercisable for six (6) months following the date the Director's service on the Board terminates or until their expiration date, whichever period is shorter.

6.10    Rights with Respect to Shares.  No Participant or beneficiary, as applicable, shall have rights as a shareholder with respect to any Shares issuable pursuant to an Option until the date the Participant or beneficiary, as applicable, becomes the holder of record of such Shares.  Except as provided in Section 4.3, no adjustment shall be made for dividends, distributions, or other rights for which a record date is prior to the date the Participant or beneficiary, as applicable, becomes the holder of record of such Shares.

Article 7.    Restricted Stock

7.1      Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Non-Employee Directors in such amounts and upon such terms as the Board shall determine in its discretion.

7.2      Restricted Stock Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine, subject to the terms and provisions of the Plan.  The number of Shares pertaining to grants of Restricted Stock, the Period(s) of Restriction and other terms and conditions need not be uniform amongst the Participants.

7.3      Transferability.  Except as provided in this Article 7 or determined by the Board and provided in a Participant's Award Agreement, no Shares of Restricted Stock granted under the Plan or any rights with respect thereto shall be subject to any debts or liabilities of a Participant, nor be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, until the end of the applicable Period of Restriction and the satisfaction of any other terms and conditions, all as specified by the Board in its discretion and set forth in the Participant's Award Agreement, nor shall any rights with respect to the Restricted Stock granted to a Participant under the Plan be available during a Participant's lifetime other than to him or her.

7.4      Other Restrictions.  The Board may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, and/or restrictions under applicable federal or state securities laws.

The Board may in its absolute discretion at any time, or from time to time, terminate, shorten, or accelerate any period of restriction or waive any terms or conditions applicable to all or any portion of a Restricted Stock Award.

As soon as practicable following the grant of Shares of Restricted Stock, either (i) a stock certificate or certificates representing such Shares of Restricted Stock shall be registered in the Participant's name and be retained in the custody of the Company or its designee for the account of the Participant until such time as all conditions and/or restrictions applicable to such Shares have been satisfied and such certificates shall bear an appropriate legend referring to the restrictions applicable thereto, or (ii) the Company's stock transfer agent or its designee shall credit such Shares of Restricted Stock to the Participant's Restricted Stock Account, which Shares of Restricted Stock shall be subject to the restrictions applicable thereto until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

If and to the extent that the restrictions and other terms and conditions applicable to Shares of Restricted Stock are not satisfied, such Shares and any dividends or other rights applicable thereto shall be forfeited and reacquired by the Company, and all rights of the Participant shall terminate to the extent of the forfeiture without further obligation on the part of the Company.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

7.5      Voting Rights.  Unless otherwise designated by the Board at the time of grant and provided in the Participant's Award Agreement, Participants holding Shares of Restricted Stock granted under this Article 7 may exercise full voting rights with respect to those Shares during the Period of Restriction.

7.6      Dividends and Other Distributions.  Unless otherwise designated by the Board at the time of grant and provided in the Participant's Award Agreement, dividends declared with respect to Shares underlying Restricted Stock during the Period of Restriction may either, in the discretion of the Board, be paid to the Participant or withheld by the Company for the Participant's account, and interest may be paid on any dividends withheld at a rate determined by the Board.  The Board may apply any restrictions to the dividends that the Board deems appropriate.

7.7      Termination of Directorship.  Unless otherwise designated by the Board, all unvested Shares of Restricted Stock will be forfeited upon termination of service from the Board for any reason.

Article 8.    Beneficiary Designation.  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during the Participant's lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 9.    Deferrals.  The Board, in its discretion, may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of the Period of Restriction with respect to Restricted Stock.  If any such deferral election is required or permitted, the Board shall, in its discretion, establish rules and procedures for such payment deferrals.

Article 10.    Change in Control

10.1      Treatment of Outstanding Awards.  Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)       Any and all Options granted under the Plan shall become immediately exercisable, and shall remain exercisable throughout their entire term.

(b)       Any Period of Restriction and restrictions imposed on Restricted Stock shall lapse.

(c)       Subject to Article 10.2 and Article 11 herein, the Board shall have the authority to make any modifications to the Awards as determined by the Board to be appropriate before the effective date of the Change in Control.

10.2      Termination, Amendment, and Modification of Change-in-Control Provisions.  Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 10 may not be terminated, amended, or modified on or after the date of an event which is likely to give rise to a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, that the Board, may terminate, amend, or modify this Article 10 at any time and from time to time prior to the date of a Change in Control to affect Awards not yet granted under the Plan.

Article 11.    Amendment, Modification, and Termination

11.1    Amendment, Modification, and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that unless the Board specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by shareholders shall not be effective unless and until such approval of shareholders of the Company is obtained.

11.2    Awards Previously Granted.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 12.    Withholding

12.1    Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

12.2    Share Withholding.  With respect to withholding required upon the exercise of Options, upon the lapse of the Period of Restriction and restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its discretion, deems appropriate.

Article 13.    Indemnification

Each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, or separate Agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 14.    Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15.    Legal Construction

15.1    Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.2    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3    Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.4    Securities Law and Tax Law Compliance.  Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

15.5    Governing Law.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Missouri without reference to principles of conflict of laws.